Filed pursuant to Rule 433

Registration No. 333-190248-01

June 16, 2014

PRICING TERM SHEET

2.375% Notes due 2019

Issuer:	ERP Operating Limited Partnership

Security:	2.375% Notes due 2019

Anticipated Ratings:	• Baa1 by Moody’s Investors Service, Inc. • BBB+ by Standard & Poor’s Ratings Services • BBB+ by Fitch Ratings Services

Principal Amount Offered:	$450,000,000

Trade Date:	June 16, 2014

Settlement Date:	June 19, 2014 (T+3)

Maturity Date:	July 1, 2019

Coupon:	2.375%

Interest Payment Dates:	Payable semiannually on January 1 and July 1, commencing January 1, 2015

Price to Public:	99.900%

Benchmark Treasury:	1.500% due May 31, 2019

Benchmark Treasury Yield:	1.696%

Spread to Benchmark Treasury:	+70 bps

Re-Offer Yield:	2.396%

Make-Whole Call:	Treasury rate plus 15 basis points

Optional Redemption:	Issuer may redeem at any time in whole or, from time to time in part, at a redemption price equal to the sum of (i) the principal amount being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as described in the Prospectus), if any; provided, that if the notes are redeemed on or after June 1, 2019, the redemption price will not include the Make-Whole Amount.

Net Proceeds (before expenses):	$446,850,000

Day Count Convention:	30 / 360

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	26884A BC6/ US26884ABC62

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

UBS Securities LLC

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Jefferies LLC

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Senior Co-Managers:	BNY Mellon Capital Markets, LLC Mitsubishi UFJ Securities (USA), Inc Regions Securities LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BBVA Securities Inc. Fifth Third Securities, Inc. Mizuho Securities USA Inc. SMBC Nikko Securities America, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611; Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; or by calling UBS Securities LLC at 1-877-827-6444, ext. 561-3884.

PRICING TERM SHEET

4.500% Notes due 2044

Issuer:	ERP Operating Limited Partnership

Security:	4.500% Notes due 2044

Anticipated Ratings:	• Baa1 by Moody’s Investors Service, Inc. • BBB+ by Standard & Poor’s Ratings Services • BBB+ by Fitch Ratings Services

Principal Amount Offered:	$750,000,000

Trade Date:	June 16, 2014

Settlement Date:	June 19, 2014 (T+3)

Maturity Date:	July 1, 2044

Coupon:	4.500%

Interest Payment Dates:	Payable semiannually on January 1 and July 1, commencing January 1, 2015

Price to Public:	99.297%

Benchmark Treasury:	3.625% due February 15, 2044

Benchmark Treasury Yield:	3.393%

Spread to Benchmark Treasury:	+115 bp

Re-Offer Yield:	4.543%

Make-Whole Call:	Treasury rate plus 20 basis points

Optional Redemption:	Issuer may redeem at any time in whole or, from time to time in part, at a redemption price equal to the sum of (i) the principal amount being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as described in the Prospectus), if any; provided, that if the notes are redeemed on or after January 1, 2044, the redemption price will not include the Make-Whole Amount.

Net Proceeds (before expenses):	$738,165,000

Day Count Convention:	30 / 360

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	26884A BB8 / US26884ABB89

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

UBS Securities LLC

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Jefferies LLC

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Senior Co-Managers:	BNY Mellon Capital Markets, LLC Mitsubishi UFJ Securities (USA), Inc Regions Securities LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BBVA Securities Inc. Fifth Third Securities, Inc. Mizuho Securities USA Inc. SMBC Nikko Securities America, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611; Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; or by calling UBS Securities LLC at 1-877-827-6444, ext. 561-3884.